EXHIBIT 99

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Christine Reel AVP Enterprises, Inc. 713.419.1236

MITCHAM INDUSTRIES REPORTS STRONG FIRST QUARTER

HUNTSVILLE, Texas — June 14, 2004 — Mitcham Industries, Inc. (NASDAQ: MIND) today reported revenue of $8.2 million and net income of $1.4 million, or $0.15 per diluted share, for its first quarter ended April 30, 2004, up substantially from revenues of $5.9 million and a net loss of $1.4 million, or ($0.16) per diluted share, in the comparable quarter last year. The Company said that its first quarter results reflected strong contributions from every area of its operations. The Company also noted that general and administrative expenses were $1.8 million in the first quarter, up 43% from the prior year’s first quarter level of $1.3 million, largely due to one-time charges associated with the recently completed internal investigation undertaken during the quarter.

“Operationally, our first quarter was positive across the board,” said Billy F. Mitcham, Jr., Mitcham Industries’ President & CEO. “Mitcham Canada recorded seasonally strong seismic leasing activity, as expected. Our Australian subsidiary, Seismic Asia Pacific Pty Ltd., maintained its sales of equipment to the oceanographic and hydrographic markets in Southeast Asia and increased its seismic leasing activity significantly. At headquarters, we saw a noticeable pick-up in demand for equipment leasing in the United States and several significant used equipment sales. We continue to see good results from our recent entry into the international marine seismic market.”

“At this point, we have entered our traditionally slower summer season, but we believe from recent bid and quote activity that the seismic equipment market is firming,” said Mitcham. “We are encouraged by the recent improvement in market conditions, but remain uncertain whether the improvement is sustainable.”

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada, Brisbane, Australia and associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

M O R E

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the Company’s products and services, the Company’s future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include a prolonged and gradual recovery, or no full recovery, of the energy services sector of a depressed oil and gas industry, and thereafter, the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors which are disclosed in the Company’s Securities and Exchange Commission filings, available from the Company without charge.

M O R E

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share data)
(Unaudited)

	Three Months
	Ended April 30,
	2004	2003
Revenues:
Equipment leasing	$5,401	$3,966
Equipment sales	2,805	1,902

Total revenues	8,206	5,868

Cost and expenses:
Direct costs — seismic leasing	689	348
Cost of equipment sales	1,551	1,188
General and administrative	1,837	1,283
Depreciation and amortization	2,707	3,601

Total costs and expenses	6,784	6,420

Operating income (loss):	1,422	(552)
Other income (expense) — net	(52)	26

Income (loss) from continuing operations	1,370	(526)
Loss from discontinued operations, net of income taxes of $0	—	(914)

Net income (loss)	$1,370	$(1,440)

Income (loss) per common share from continuing operations:
Basic	$0.16	$(0.06)
Diluted	$0.15	$(0.06)
Loss per common share from discontinued operations:
Basic and diluted	$—	$(0.10)
Net income (loss) per common share:
Basic	$0.16	$(0.16)
Diluted	$0.15	$(0.16)
Shares used in computing net income (loss) per common share:
Basic	8,800,000	8,743,000
Dilutive effect of common stock equivalents	381,000	—

Diluted	9,181,000	8,743,000

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	April 30,	January 31,
	2004	2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,115	$6,834
Accounts receivable, net of allowance for doubtful $847 and $847, respectively	6,704	5,635
Current portion of notes receivable, net of allowance for notes of $28	256	811
Prepaid expenses and other current assets	618	700
Current assets of discontinued operations	325	898

Total current assets	18,018	14,878
Seismic equipment lease pool, property and equipment	79,188	84,624
Accumulated depreciation of seismic equipment lease pool, property and equipment	(57,524)	(59,265)
Long-term assets of discontinued operations	421	491
Other assets	9	2

Total assets	$40,112	$40,730

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,676	$1,532
Current maturities — long-term debt	2,228	2,203
Equipment notes payable	931	1,296
Deferred revenue	583	345
Wages payable	548	495
Accrued expenses and other current liabilities	494	1,245
Current liabilities of discontinued operations	170	399

Total current liabilities	6,630	7,515
Long-term debt	1,851	2,418

Total liabilities	8,481	9,933
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 20,000,000 shares authorized; 9,714,994 shares issued	97	97
Additional paid-in capital	61,913	61,913
Treasury stock, at cost (915,000 shares)	(4,686)	(4,686)
Deferred compensation	(75)	(83)
Accumulated deficit	(27,041)	(28,411)
Accumulated other comprehensive income (loss)	1,423	1,967

Total shareholders’ equity	31,631	30,797

Total liabilities and shareholders’ equity	$40,112	$40,730

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